Form N-SAR
For the Year Ended October 31, 1999.

Exeter Fund, Inc.
Defensive Series
Maximum Horizon Series
Blended Asset Series I
Blended Asset Series II
Flexible Yield Series I
Flexible Yield Series II
Flexible Yield Series III
Tax Managed Series


Sub-Item 77K:  Change in the registrant's certifying accountants

On July 15, 1999, registrant dismissed Deloitte & Touche LLP ("D&T") as registrant's independent auditors by action of registrant's Board of Directors upon the recommendation of the Board's Audit Committee. D&T's reports on registrant's financial statements for the fiscal years ended October 31, 1998 and October 31, 1997 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the registrant's fiscal years ended October 31, 1998 and October 31, 1997 and the interim period commencing November 1, 1998 and ending July 15, 1999, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On July 15, 1999, registrant by action of its Board of Directors upon the recommendation of the Board's Audit Committee engaged PricewaterhouseCoopers LLP ("PwC") as the independent auditors to audit registrant's financial statements for the fiscal year ended October 31, 1999. During registrant's fiscal years ended October 31, 1998 and October 31, 1997 and the interim period commencing November 1, 1998 and ending July 15, 1999, neither registrant nor anyone on its behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, neither completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item
304).

Registrant has requested D&T to furnish it with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T to the Securities and Exchange Commission is filed as an exhibit hereto.